EXHIBIT 10.35
                          PROMISSORY NOTE
                         James E. Acridge

  Principal Amount: $4,000,000.00
  Initial Rate: Prime plus 2.0%
  Date of Note: September 17, 1998


       For value received, JAMES E. ACRIDGE ("Borrower") promises to pay to GIANT INDUSTRIES, INC., a Delaware corporation ("Giant"), or order, in lawful money of the United States of America, the principal amount of four million dollars ($4,000,000.00), together with interest on the unpaid principal
  balance from September 17, 1998, until paid in full.   The
  annual interest rate on this Note is the Prime rate as published in the Western Edition of the Wall Street Journal on September 17, 1998 plus two percent (2.0%).

       Borrower will pay this loan in one principal and interest payment of $4,188,712.33 on February 28, 1999. Borrower will pay Giant at Giant's corporate offices, 23733 North Scottsdale Road, Scottsdale, Arizona, 85255, or at such other place as Giant may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

       The annual interest rate for this Note is computed on the basis of a 365-day year; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number
  of days the principal balance is outstanding.   Under no
  circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

       Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

       Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; (b) Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this Note; (c) a receiver is appointed for any part of Borrower's property, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; or
  (d) Borrower defaults under that certain Agreement, or even date herewith, between Borrower and Giant.

       Upon default, Giant may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount. Upon default, including failure to pay upon final maturity, Giant, at its option, may also, if permitted under applicable law, increase the interest rate on this Note by an additional three percent (3.0%). The interest rate will not exceed the maximum rate permitted by applicable law. Giant may hire or pay someone else to help collect this Note if Borrower does not pay, and Borrower also will pay Giant that amount, if reasonable. This includes, subject to any limits under applicable law, Giant's reasonable attorneys' fees and Giant's reasonable legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

       This Note has been delivered to Giant and accepted by Giant in the State of Arizona. If there is a lawsuit, Borrower agrees upon Giant's request to submit to the jurisdiction of the courts of Maricopa County, the State of Arizona. This Note shall be governed by and construed in accordance with the laws of the State of Arizona.

       Giant may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower, to the extent allowed by law, waives presentment, demand for payment, protest and notice of dishonor. The parties agree that Giant may modify this loan without the consent of or notice to anyone other than Borrower.

       Borrower agrees to an effective rate of interest that is the rate specified in this Note plus any additional rate resulting from any other charges in the nature of interest paid or to be paid in connection with this Note.

       This Note has been issued pursuant to an Agreement, of even date herewith, between Borrower and Giant, the provisions of which are incorporated herein by reference.

       PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTANDS
  ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS
  OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE
  NOTE.

                                  BORROWER:

                                  /s/ JAMES E. ACRIDGE
                                  ----------------------
                                  James E. Acridge